Exhibit 4.10

AMENDMENT TO

CONVERTIBLE PROMISSORY NOTE

This AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (this “Amendment”) is made as of April 30, 2015 by and between CytoDyn Inc., a Colorado corporation (“Maker”), and Alpha Venture Capital Partners L.P. (“Holder”).

WHEREAS, Maker and Holder have, among other things, entered into that certain Subscription and Investor Rights Agreement dated as of February 6, 2015 (the “2015 Subscription Agreement”) whereby Subscriber subscribed for the purchase of a convertible promissory note in the principal amount of $1,500,000, dated as of February 6, 2015 (the “Note”) issued by the Maker on the terms set forth therein;

WHEREAS, Maker and Holder desire to amend the Note to correct a provision to allow for the payment of interest due thereunder either in the form of cash or stock.

NOW, THEREFORE, in consideration of the above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Amendment. From and after the date of this Amendment, the Note shall be amended to provide for the making of interest payments thereunder by the Maker to the Holder, at the discretion of the Holder, either in cash or shares of Maker’s common stock (“Shares”), the latter of which shall be made at the price of $0.50 per Share, with respect to any interest due and payable.

2.	No Other Amendments. Except as modified by the terms of this Amendment, the Note is hereby ratified and confirmed in its entirety, and shall remain in full force and effect in accordance with its terms.

3.	General. This Amendment shall be governed by the laws of the State of Florida and shall bind and inure to the benefit of the heirs, personal representatives, executors, administrators, successors and assigns of the parties. Captions are for convenience only and are not deemed to be part of this Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed in one or more counterparts by facsimile or other electronic means, each of which shall be deemed one and the same original.

(Signatures on Following Page)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

ALPHA VENTURE CAPITAL MANAGEMENT, LLC

By:	/s/ Carl Dockery
Name:	Carl Dockery
Title:	Manager

CYTODYN INC.

By:	/s/ Nader Pourhassan
Name:	Nader Pourhassan
Title:	President and Chief Executive Officer

2